UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016

LRI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300

Nashville, Tennessee 37204

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 885-9056

Not Applicable

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

As further described below, LRI Holdings, Inc. (“Holdings”) today announced that it, Logan’s Roadhouse, Inc. (the “Company”) and its subsidiary guarantors entered into forbearance agreements with certain noteholders and lenders, pursuant to which such noteholders and lenders have agreed to forbear from exercising any of their remedies under the agreements governing their indebtedness until June 30, 2016, or earlier in certain circumstances, with respect to certain specified events of default, including the failure to make the cash interest payments due on April 15, 2016 under the Series 2015 Indenture and the 10.75% Indenture (each as defined below). As a result of the additional flexibility afforded under the forbearance agreements, Holdings and the Company do not intend to make such cash interest payments during the term of the forbearance agreements.

On May 13, 2016, the Company, Holdings, Logan’s Roadhouse Of Texas, Inc. (“Logan’s Texas”), and Logan’s Roadhouse Of Kansas, Inc. (“Logan’s Kansas” and, together with Logan’s Texas, the “Subsidiary Guarantors”; Holdings, the Issuer and each of the Subsidiary Guarantors is each a “Company Party” and, collectively, are the “Company Parties”) entered into forbearance agreements (the “Forbearance Agreements”) with (i) the holders of 100% of the Series 2015-1 Senior Secured Notes due 2017, the Additional Series 2015-1 Senior Secured Notes due 2017 and the Series 2015-2 Senior Secured Notes due 2017 (collectively, the “Forbearing Series 2015 Noteholders”) issued pursuant to the Indenture, dated as of October 15, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Series 2015 Indenture”), with Wells Fargo Bank, National Association, as trustee and collateral agent, (ii) the holders of approximately 73% of the 10.75% Senior Secured Notes due 2017 (the “Forbearing 10.75% Noteholders” and, together with the Forbearing Series 2015 Noteholders, the “Forbearing Noteholders”) pursuant to the Indenture, dated as of October 4, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “10.75% Indenture”), with Wells Fargo Bank, National Association, as trustee and collateral agent and (iii) the Agent (as defined below) and each of the lenders (the “Forbearing Lenders” and, together with the Forbearing Noteholders and the Agent, the “Forbearing Parties”) party to the Credit Agreement, dated as of October 4, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among the Company, Holdings, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A. and Credit Suisse AG, as co-documentation agents, Credit Suisse AG, as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Agent”).

The Forbearing Parties have agreed to forbear, during the Forbearance Period (as defined below), from exercising certain of their available remedies under the Series 2015 Indenture, the 10.75% Indenture or the Credit Agreement, as applicable. The forbearance period (the “Forbearance Period”) under the Forbearance Agreements will expire on the earlier to occur of (i) 5:00 p.m. prevailing Eastern Time on June 30, 2016 and (ii) certain other specified events under the terms of the Forbearance Agreements, as applicable. The Company Parties entered into the Forbearance Agreements to provide the Company Parties with time to continue discussions with the Forbearing Parties with respect to strategic alternatives to reduce the Company Parties’ indebtedness and improve liquidity. There can be no assurance that the Company Parties will reach any agreement with any of the Forbearing Parties to reduce the Company Parties’ indebtedness and improve liquidity by the end of the Forbearance Period, if at all, or that the Forbearance Agreements or Forbearance Period will be extended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2016	LRI Holdings, Inc.

	By:	/s/ Samuel N. Borgese
Samuel N. Borgese
President and Chief Executive Officer
(Duly Authorized Officer)

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